Cardima Announces Implementation of One-for-Ten Reverse Stock Split

FREMONT, Calif. (May 11, 2010) -- Cardima, Inc. (OTC/BB: CADMD), a medical device company focused on the treatment of atrial fibrillation and manufacturer of the Cardima Surgical Ablation System, announced today that its common stock will commence trading under the new ticker symbol, “CADMD” following the implementation of a reverse stock split in a 1-for-10 ratio. The reverse stock split was approved by the Company’s shareholders at a special meeting held on March 17, 2010 and by its Board of Directors. The Company’s ticker symbol will revert to CADM in approximately 20 business days.

American Stock Transfer and Trust Company, LLC, will act as the exchange agent, and can be contacted at (877) 248-6417 or (718) 921-8317.

About Cardima
Cardima, Inc. has developed the PATHFINDER ® Series of diagnostic catheters, and the NAVIPORT® deflectable guiding catheter, the INTELLITEMP® Energy Management Device and the Surgical Ablation System.  All of these Cardima devices have received CE mark approval and U.S. Food and Drug Administration (FDA) 510(k) clearance.  The REVELATION® Series of ablation catheters with the INTELLITEMP® EP Energy Management Device, developed for the treatment of atrial fibrillation (AF), has received CE mark approval and is marketed in Europe.

PATHFINDER®, NAVIPORT®, REVELATION®, INTELLITEMP®, VUEPORT® and NAVIPORT® are registered trademarks of Cardima, Inc.

Forward-Looking Statements
This press release may contain forward-looking statements. These statements are subject to risks and uncertainties. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements as contained in our reports to the Securities and Exchange Commission, including our Forms 10-K and 10-Q.  The Company assumes no obligation to update the forward-looking information.

Company Contact Richard Gaston, M.D. Cardima, Inc. (510) 354-0300	Investor Contacts Lippert/Heilshorn & Associates Jody Cain (jcain@lhai.com) (310) 691-7100 http://www.Cardima.com

# # #